CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees of

Oppenheimer Baring Japan Fund:

We consent to the use in this Registration Statement of Oppenheimer Baring Japan Fund, of our report dated July 16, 2008, relating to the financial statements and financial highlights of Oppenheimer Baring Japan Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information and “Financial Highlights” appearing in the Prospectus, which are part of such Registration Statement.

                         /s/ KPMG LLP
                         KPMG LLP

Denver, Colorado

September 22, 2008